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F I N A L T R A N S C R I P T

ARG - Q1 2011 Airgas Earnings Conference Call

Event Date/Time: Jul. 21. 2010 / 2:00PM GMT

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

CORPORATE PARTICIPANTS

Jay Worley

Airgas - VP IR & Communications

Peter McCausland

Airgas - Chairman, President, CEO

Mike Molinini

Airgas - EVP, COO

Bob McLaughlin

Airgas - SVP Finance, CFO

CONFERENCE CALL PARTICIPANTS

Lucy Watson

Jefferies & Co. - Analyst

Mike Harrison

First Analysis Securities - Analyst

David Begleiter

Deutsche Bank - Analyst

Mike Sison

KeyBanc Capital Markets - Analyst

Kevin McCarthy

BofA Merrill Lynch - Analyst

Tom Hayes

Piper Jaffray - Analyst

Mark Gulley

Soleil Securities - Analyst

David Manthey

Robert W. Baird & Co. - Analyst

Edward Yang

Oppenheimer & Co. - Analyst

Holden Lewis

BB&T Capital Markets - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Airgas first-quarter 2011 earnings call.

Today’s call is being recorded at the request of Airgas. All participants will be a listen-only mode until the question-and-answer session of the call.

For opening remarks and introductions, I will now turn the call over to the Vice President of Communications and Investor Relations, Jay Worley. Please go ahead sir.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Jay Worley - Airgas - VP IR & Communications

Good morning. Thank you for attending our first-quarter earnings teleconference. Joining me today are Peter McCausland, Chairman and CEO, Mike Molinini, Executive Vice President and COO, and Bob McLaughlin, Senior Vice President and CFO.

Our earnings press release was made public this morning and is available on our website as are the teleconference slides. To follow along, please go to Airgas.com, click on the Investors shortcut at the top of the screen and then go to the earnings calls an events page.

During the course of our presentation, we will make reference to certain non-GAAP financial measures. Please note that, unless specified otherwise, metrics referred to in today’s discussion will be adjusted for legal and professional fees related to Air Products’ unsolicited takeover attempt, as well as for debt extinguishment and multi-employer pension plan withdrawal charges. Reconciliations to the most comparable GAAP measures can be found in our earnings release, in the slide presentation, and on our website.

This teleconference will contain forward-looking statements based on current expectations regarding important risk factors which are identified in the earnings release and in our slide presentation. Actual results may differ materially from these statements, so we ask that you please note our Safe Harbor language. We also ask that you note the additional information and certain information regarding participants provided on Slide 1 of our slide presentation.

We will take questions regarding our financial and operational performance and our outlook after concluding our prepared remarks, and we planned and the teleconference by 11 a.m. Eastern time.

Now, I will turn the call over to Peter to begin our review.

Peter McCausland - Airgas - Chairman, President, CEO

Good morning and thank you all for joining us.

We had a great quarter at Airgas. As I have always said, the most exciting time at Airgas is right now. We delivered the second-best earnings quarter in our history, which is particularly encouraging given that, at this early stage of the economic recovery, revenues have not yet recovered to pre-recession levels. Our business, which historically lags the economic cycle, is just starting to gather momentum in the economic recovery.

In addition, Air Products’ takeover attempt has cast a bright light on our business, revealing how undervalued the Company was and energizing the 14,000 Airgas associates out there who make up the best team in the business, from drivers and retail store personnel to our plant operators, salesforce and back-office teams. We have proven year after year our ability to create real shareholder value. As our quarterly results show, we are off to a great start in continuing that trend this year.

Adjusted earnings per diluted share were $0.83 for the first quarter, up 26% from the prior year and up 20% sequentially. After posting strong earnings deep into the recession and solid results through the downturn, we are excited again to post double-digit earnings growth our shareholders — the kind our shareholders have come to expect from Airgas.

Before continuing with the business at hand today, I want to briefly address the Air Products’ unsolicited takeover attempt, including their revised offer of $63.50 per share. The Airgas Board of Directors unanimously believes that Air Products’ revised offer, like their previous offers of $60 and $62 per share, grossly undervalues Airgas. Today, we filed our 14D9 response to that effect. Our reasoning, simply stated, is that Air Products’ proposals do not reflect the inherent value of our future prospects, our extraordinary track record in creating shareholder value and our position as the largest and most valuable packaged gas business in the world. They also failed to reflect our substantial recent investments and the significant opportunities for our business as the economy recovers, as further evidenced by our strong first-quarter earnings.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Since Airgas’ IPO in 1986, we have employed a disciplined approach to steadily growing revenue, EBITDA and shareholder equity. Airgas stock has achieved total shareholder return over that period of time, more than seven times the return of the S&P 500 Index.

We believe Air Products’ unsolicited takeover attempt is an opportunistic effort to cut off the Airgas stockholders’ ability to benefit as the domestic economy continues its recovery. It is also an effort to obtain the future value of Airgas at a bargain basement price. Air Products has essentially acknowledged the importance of their timing, declaring the timing of their proposals to be “excellent or ideal”, as “The economy is just beginning to emerge from the recession.” Indeed, our performance coming out of the last recession was robust, and we are a much stronger company today than we were then.

Since Air Products commenced its tender offer, we have delivered excellent results and economic conditions have continued to improve. We have reduced our adjusted debt by more than $160 million since Air Products first approached us with a $60 offer in October last year. We have now just delivered the second-best earnings quarter in company history at a very early stage in the economic recovery.

We believe that the improving sales climate bolsters the expectations of greater value. Our strategy through the downturn was to position Airgas to emerge from the recession as an even stronger company, and our results demonstrate our success.

I invite you to review our materials on this topic posted in the Investor Information section of our website by clicking on the Air Products unsolicited proposal link. In particular, we will be posting a new presentation today entitled “It’s All About Value”, which provides additional support for our midterm goals, and we believe further strengthens our position that Air Products’ offer grossly undervalues Airgas.

Please turn to Slide 2 for a recap of the outstanding quarter we just delivered. We are excited that the world is watching our performance, and we are all very bullish on the future of Airgas. Daily sales improved by 5% sequentially, the third consecutive quarter of sequential improvement, and another sign that business is strengthening. Total sales in the quarter were nearly $1.05 billion, an increase of 7% over the prior year, driven by a total same-store sales increase of 6%. Gas and rent same-store sales increased 5% and hardgoods increased a%. Acquisitions contributed sales growth of 1%.

Also, as expected, hardgoods continued to lead the recovery. Conditions continue to improve in most of our customer segments and geographies this quarter, led by manufacturing and with the greatest strength in our Great Lakes region.

We again expanded our book of business with another very strong quarter of signings in our strategic accounts program, which was established specifically for multi-location customers who benefit from sole-source supply and supply chain management services. Companies across a variety of industries continue to embrace the value proposition inherent in our integrated product and service offerings.

In light of the accelerating pace of cost increases as the economy recovers, we announced our first broad-based price increase on gas, rent and hardgoods in nearly two years, effective June 1. The price increase has been successful thus far, but we do not expect to realize the full benefits until the September quarter.

Cash flow continues to be one of the strengths of our business model, and the first quarter was no exception. Free cash flow of $113 million resulted from $171 million of adjusted cash flow from operations and continued CapEx discipline. We reduced our adjusted debt by $83 million during the quarter, and were pleased to increase our dividend to $0.25 per share on the strength of our outstanding performance and future prospects.

Our acquisition activity has historically accelerated during the recovery phase of the business cycle and we hope that recent developments in the pipeline are signs of sustainable improvement. Year-to-date, we have acquired four small businesses with aggregate annual revenues of $5 million.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Our acquisition strategy is unchanged. We have capacity to purchase and integrate quality businesses, and we remain diligent in sourcing transactions. We will continue to evaluate international opportunities as they arise, but our primary focus remains on domestic core product and service offering acquisitions.

Looking forward, in the second quarter, we expect another sequential improvement in daily sales. June finished well above our first-quarter average daily sales and given holiday and seasonal considerations, July is tracking well. The strengthening in our business and our robust results give us the confidence to raise our fiscal 2011 guidance by more than 7% from the previously announced range to a new range of $3.15 to $3.30 per share, which is an 18% to 23% increase over fiscal 2010.

As I mentioned earlier, our strategy was to position Airgas to emerge an even stronger company in the economic recovery. Our results are a testament to the success of that strategy, as we are running very close to record earnings and margins. We intend to stay focused on our fundamental strategies, enhance our sales organization and performance, and continue to train our associates as we position Airgas to drive significant shareholder value creation during the recovery.

Mike will now give us a review of market strategy and operations.

Mike Molinini - Airgas - EVP, COO

Thank you, Peter, and good morning everyone.

As Peter mentioned, we are seeing a lot of momentum in our business at this early stage of recovery. This morning, I’m going to give you a few examples of metrics we watch to illustrate this momentum. Then I will review operating results, and I’ll finish with a brief update on our SAP implementation.

Welding hardgoods are a critical element of the offering in the US packaged gas business. They also provide some useful leading indicators for us, both in total and also within product categories. In general hardgoods, same-store sales leads gas and rent same-store sales in a recovery.

In the first quarter, our daily sales of equipment were up sequentially 1% from the fourth quarter. Equipment, which consists primarily of welding and cutting machines, represents a capital purchase for our customers, and equipment sales tend to rise as customers invest in their business for future production.

Daily sales of filler metals increased 11% sequentially. Customer production rates drive a significant portion of filler metal demand and account for most of the improvement.

Another measure of hardgood activity is the number of invoice line items picked and shipped from our distributions centers to our branches and customers. The hardgoods in this category are primarily welding and gas handling accessories and safety supplies. First-quarter lines shipped from our DCs increased by more than 10% from the fourth quarter.

In the gas business, production distribution and asset management are key drivers of probability and returns. Our production numbers have been on the rise and the average number of industrial gas cylinders built per day improved sequentially by 8% in the first quarter compared to the fourth quarter. Excluding fuel gases, which decline seasonally, in our first quarter sales per day per for cylinder gases improved 4% from the fourth quarter.

Regardless of the metric you pick, solid improvement in our underlying business is evident. Our sales and marking strategy focused on segment alignment also continues to gain momentum. The success thus far has been most pronounced in our strategic accounts program, where this strategy originated and was already underway in medical and construction segments.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

For the first quarter, strategic accounts business was up 12% from the prior year, driven by new account signings across all customer segments and by increased activity in our existing metal fabrication and materials and conglomerates customer base. Strategic accounts present tremendous cross-sell opportunities, both in terms of product line and locations and now represent 20% of total sales.

Turning to Slide 3, sales of our Strategic Products, which combine to make up over 40% of our revenue, increased 9% for the quarter, stronger than the overall same-store sales increase of 6%. Our Strategic Products as a group continue to have particularly good long-term gross profiles as many of our growth accelerators impact their performance.

Safety Products sales grew 15% year-over-year in the quarter, comparing favorably to the overall hardgoods same-store sales increase of 8%. On a sequential basis, daily sales of Safety Products were up 8%. The increase in Safety Products sales was broad-based, although most pronounced in our manufacturing customer base as operating rates have steadily improved. Safety Products sales still represent a strong cross-sell opportunity for us as our customers realize good value in vendor consolidation.

Bulk gas sales were up 8% compared to prior year and up 4% sequentially compared to the fourth quarter, as sales of both nitrogen for food freezing applications continued to show strength supported by the launch of our FreezeRight line of cryogenic freezers. Bulk sales to industrial manufacturing customers continue to recover in segments such as steel and auto.

Specialty Gas sales increased 7% year-over-year driven largely by higher volumes. Sequentially, the Specialty Gas daily sales improved by 3% driven by a broad-based increase in demand for core specialty gases, including further strengthening of our market position in EPA protocols and other calibration gas mixtures.

Our Radnor of private label products were up 15% for the quarter, better than the same-store sales increase in total hardgoods. The long-term growth opportunities for the Radnor brand remain strong. In addition to building brand loyalty within our customer base, gross margins on Radnor products are 1.5 times or more than comparable [OEM] products. Our operating efficiency programs, which focus on cylinder maintenance testing, distribution and fill plant logistics, breaking fuel management are progressing according to schedule.

At our December analyst meeting, we set a goal to attain $40 million of new operating efficiency savings over the next four years, driven largely by logistics plan studies and similar testing. We are on track to deliver the $10 million of those savings that are included in our fiscal 2011 guidance.

As planned, we began the phased rollout of our highly customized SAP platform on July 5. Our hardgoods distribution infrastructure, including our six national distribution centers, our national purchasing organization, and safety sales telesales organizations, were the first to go live. Thus far, the feedback has been very positive.

Our next SAP rollout will be to one of our regional destination companies later in fiscal 2011. The commencement of our planned phase rollout whereby business units implement the new system in succession marks a major milestone in the structural development of our company.

As in everything we do, we have taken a customer-centric approach to SAP, planning and executing to minimize conversion risk and ensure seamless transition for our customers. We expect returns that will more than justify our investment significantly about our internal hurdle rates of 15% to 20% IRR and return on capital, and well above our cost of capital. Given our expertise with system conversions and the amount of time and energy we have invested, we are uniquely positioned to maximize the value of this investment, and we are confident that the implementation of SAP will create meaningful value for all Airgas stockholders.

Through June 2010, we have invested more than half of the total plan for the project. For fiscal 2011, we expect incremental operating expenses of approximately $14 million as we begin the implementation phase of the project, driven by training, conversion and depreciation. All SAP-related operating and implementation costs for the current implantation schedule are included in our midterm financial goals introduced in December 2009, but the benefits of our SAP implementation and the positive impact we expected to have on our financial results are not included in our forecast.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Benefits will include customer-facing applications that will improve the customer’s buying experience, assisted with cross-selling, and simplify account administration and enhance visibility for multilocation customers. We also expect significant gains in efficiencies in both the gases and hardgoods supply chains as well as in administrative processes. In addition, SAP tools and functionality will drive more structured and discipline pricing. As we move forward with SAP conversions, we will further refine the quantity and timing of the benefits we anticipate and update our midterm financial goals accordingly.

Now, Bob will give our financial review of the quarter.

Bob McLaughlin - Airgas - SVP Finance, CFO

Good morning, everyone. I’d like to start today by reviewing our consolidated results. Please turn to Slide 4. As I go through these results, please note that we have GAAP reconciliation for various metrics on Slides 11 through 15.

Sales increased by 7% year-over-year to a little over $1 billion, reflecting acquisition growth of 1% and total same-store sales growth of 6%, comprised of the 5% increase in gas and rent and an 8% increase in hardgoods. Volume was up 5%, and price was up 1%, with only one month of contribution from the June price increase.

Sequentially, sales increased by 7%, driven by an incremental selling day and a 5% sequential increase in daily sales. Both hardgoods and gas and rent sales improved sequentially on a daily sales basis with gas and rent leading the way, up 6%.

Consistent with the fourth quarter, gas and rent represented approximately 64% of our sales mix. The gas and rent mix was slightly higher in the first quarter of last year at 65%.

Gross margin was 54.9%, a decline of 40 basis points from the prior year, primarily reflecting the expected sales mix shift toward lower margin hardgoods that is characteristic of an industrial economic recovery. Sequentially, however, gross margin expanded by 50 basis points, reflecting the seasonal rebound of certain businesses in All-Other operations segment, which I will discuss on the next slide.

Excluding pretax charges of approximately $4 million related to Air Products’ unsolicited takeover attempt and approximately $3 million related to the withdrawal from multi and floor pension plans, adjusted operating income for the quarter was $130 million, up 20% from last year and up 24% sequentially from the fourth quarter.

Adjusted operating margin was 12.3%, a 130 basis point improvement over the prior year and a 160 basis point improvement sequentially, driven by operating leverage on sales growth in the quarter which more than overcame sequential and year-over-year expense headwinds from variable compensation resets and the SAP implementation.

Adjusted earnings per diluted share were $0.83 in the first quarter, a 26% increase from the prior year and a 20% increase on a sequential basis. This quarter marked the second-highest earnings performance in our history, the highest being $0.86 in September 2008 quarter just prior to the economic downturn.

There were approximately 85 million weighted average diluted shares outstanding for the quarter, up about 2% year-over-year and up 1% on a sequential basis.

Return on capital, which is a trailing four quarters calculation, was 10.5%, a 130 basis point decline from the prior year, primarily driven by the recession and the related decline in operating income. Sequentially, however, return on capital improved by 50 basis points on the strength of our improved operating income this quarter.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Turning now to Slide 5, we will look at our segment results. Distribution sales in the quarter were up 7% versus the prior year to $932 million with same-store sales up 5%. Gas and rent same-store sales were up 3%, and hardgoods were up 8%, with pricing up 1% in both categories, impacted in part by a one-month contribution from our June 1 price increase. On a sequential basis, distribution sales increased 5% driven by a 3% increase in daily sales rates and an incremental selling day. But hardgoods and gas and rent sales improved sequentially on a daily basis with hardgoods up 4%, slightly outpacing gas and rent. This is the third consecutive quarter that we have seen our daily distribution rates increase, with a slight acceleration of that pace in this quarter. As both Mike and Peter highlighted, we are clearly seeing signs that our business is gaining momentum.

Distribution gross margin was 55.5%, a decrease of 60 basis points than the prior year, primarily reflecting the expected sales mix shift toward lower margin hardgoods. Sequentially, distribution gross margin improved 20 basis points. Consistent with the fourth quarter, gas and rent represented close to 50% of distribution sales in the first quarter.

Adjusted operating income in the Distribution segment increased 19% year-over-year to $107 million. Sequentially, adjusted operating income improved to $107 million from $100 million in the fourth quarter.

It’s worth highlighting that we achieved this strong sequential improvement in adjusted operating income after overcoming approximately $14 million in sequential expense hurdles, including post-recession reset of variable compensation and stock-based compensation expense, which is front-end loaded in our fiscal year due to retiring eligible vesting provisions.

Adjusted operating margin in the Distribution segment expanded sequentially for a fourth consecutive quarter to 11.5%.

All-Other operation reflects our CO2, dry ice, refrigerants, ammonia, and nitrous oxide business units. Sales for All-Other operations were up 14% in total and 13% on a same-store sales basis from the prior year, driven largely by a strong performance in our refrigerants business this quarter.

The refrigerants business benefited from some pent-up demand, as well as certain product shortages, and we were able to leverage our broad platform to respond where other suppliers could not, generating both volume and margin expansion. Sequentially, the sales improvement was driven by seasonal improvement in the refrigerants, CO2 and dry ice businesses, as well as by the strong performance in refrigerants.

Operating income for All-Other operations was $23 million. Operating margin increased by 160 basis points year-over-year as margin compression in the ammonia business resulting from rising costs was more than offset by margin expansion in the refrigerants business. Sequentially, the more than 1200 basis point improvement in operating margin is primarily attributable to the normal seasonal improvement in the CO2 and dry ice businesses, which carry higher fixed costs than our distribution businesses, as well as the strong performance in refrigerants for the first quarter.

With respect to Accounts Receivable, our collection rates for the quarter have remained relatively consistent, both year-over-year and sequentially, and our quarterly DSO of 47 days was slightly better than the fourth quarter’s results. Inventory turns held consistent with recent trends, reflecting our disciplined management of inventory levels during the significant uptick in hardgoods sales.

We generated strong free cash flow for the quarter of $113 million, driven by adjusted cash from operations of $171 million. The strength of our robust earnings, continued strong cash flow, and outlook for the future — we increased our second quarter dividend by 14% to $0.25 per share. We have adjusted debt — we have reduced adjusted debt by approximately $83 million in the first quarter to $1.7 billion at June 30, and reduced it by over $260 million on a year-over-year basis.

Our fixed float ratio at the end of June was about 52% fixed and our adjusted debt-to-EBITDA ratio was 2.6 within our revised target range of 2 to 3.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Please turn to Slide 6, capital expenditures. We have continued to be disciplined in our capital spending this year, which was down 9% in the quarter versus the prior year, as we lap the completion of our new ASU in Kentucky that was completed last year. CapEx represented 5.8% of sales, consistent with our expectations.

Slides 7 presents our fiscal 2011 second quarter and updated full-year guidance. For the second quarter, we expect earnings per share to be in the range of $0.78 to $0.82, an increase of 15% to 21% over the prior year and including $0.03 of incremental SAP implantation costs. Excluding incremental SAP costs, our guidance represents a 19% to 25% improvement over the prior year.

For the full year, we are raising our earnings per share expectations to be in the range of $3.15 to $3.30, up 18% to 23% over adjusted earnings per share for fiscal 2010 and including $0.10 of incremental SAP implantation costs. Excluding incremental SAP costs, our guidance for the full year reflects a 21% to 27% improvement over fiscal 2010.

We expect same-store sales growth to be in the high single digits in the second quarter and in the mid to upper single digits for the full fiscal year. Our guidance range does include SAP expense.

Operating margins are now expected to be in the 12% to 12.5% range, and we continue to estimate capital expenditures to be approximately 5.5% of sales.

We expect our tax rate to be in the range of 38% to 39%. Our guidance does not incorporate the impact of debt extinction, multi and floor pension plan withdrawal charges, or costs related to the unsolicited takeover attempt.

Slide 8 presents a walk through the primary elements of our guidance using first-quarter adjusted EPS of $0.83 and fiscal 2010 adjusted EPS of $2.68 as the starting points for the second quarter and full year, respectively. Sequentially, the second quarter has headwind of approximately $0.06, driven by seasonality in addition to strong first-quarter performance in our refrigerants business, seasonality in the rental welder business, and incremental SAP implantation expense. We expect the core business to expand sequentially 1% to 6% with price tailwinds that overcome the normal seasonal slowing in July and early August in our core distribution business.

For the full year, our updated $3.15 to $3.30 guidance reflects headwinds from variable compensation reset, SAP implantation, tax rate and share count, which is more than offset by a 27% to 33% improvement in the underlying business driven by continued momentum in our sales growth, our price increase initiative, and operating efficiencies. The guidance also reflects the normal third- and fourth-quarter seasonal flowing at our CO2, dry ice and refrigerants businesses. The underlying business improvement is consistent with the plan we developed in conjunction with our midterm financial goals we announced at the December analyst meeting. In fact, our trajectory is higher.

Now, I will turn it back to Peter.

Peter McCausland - Airgas - Chairman, President, CEO

Thanks, Bob. Before we go to Q&A, I want to quickly highlight some of the reasons that underscore our confidence in Airgas’ prospects for continued growth and shareholder value creation.

Slide 9 illustrates the EPS growth generated in the economic recovery from calendar 2002 to 2005, and contrasts that with the growth represented by our current midterm goals. In the three-year period following the last recession, we delivered a compound annual EPS growth rate of 18%. Our earnings growth tends to accelerate as an expansion continues, particularly after overcoming the initial headwinds of variable costs at the outset of recovery.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

We announced a new set of midterm financial goals at our December analyst meeting, consistent with our practice over the last decade. We are proud of our proven track record of meeting or exceeding our targets. The bottom chart shows the earnings growth trajectory from calendar 2009 to our calendar 2012 target of $4.20 per share or greater. The 16% CAGR is more conservative than our performance in the last recovery, in spite of the fact that we are a much stronger operating company today. Attractive upside could come from a cooperative economy and/or the benefits of our SAP implantation. You can clearly see that our revised fiscal 2011 guidance range is above the earnings trajectory on which these current midterm goals are built, a point which Bob just made.

In other words, if we continue at our current pace, I expect us to beat our target of $4.20 per share for calendar 2012. We point these factors out to underscore our board’s view that we are confident we can deliver superior value to our stockholders by continuing to execute our strategic plan.

Finally, I want to be clear that there is tremendous opportunity for Airgas stockholders to benefit from the future value of the execution of our business strategies, as highlighted on Slide 10. Our industry is still very fragmented, and acquisitions are a core competency at Airgas.

The benefits of our customer-centric culture and new sales alignment are just starting to develop.

On the subject of alignment, between the Airgas board and the management team, we own 12% of the Company, so that the interests of the Airgas board and management are aligned with those of all Airgas stockholders.

We appreciate the tremendous amount of support we have received from our shareholders, and look forward to continuing to deliver outstanding value to you in the years to come.

Thank you. Now I would like to turn it back to Jay for Q&A.

Jay Worley - Airgas - VP IR & Communications

That concludes our prepared remarks. As we begin the Q&A portion of our call, we ask that you limit yourself to two questions and one follow-up, then get back in the queue if you have any further inquiries. We anticipate a full slate of Q&A, so we’ll ask that you try to keep your questions focused on earnings. Jennifer will now give instructions for asking questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Laurence Alexander, Jefferies.

Lucy Watson - Jefferies & Co. - Analyst

This is Lucy Watson on for Laurence today. I just wanted to start with a couple of questions on the 2012 outlook, if I may. Are you factoring any economic improvements into that $4.20 number? If so, would it be possible to quantify the growth you might be expecting?

Peter McCausland - Airgas - Chairman, President, CEO

In our model, we assume 2% to 2.5% of GDP non tech industrial production as a baseline assumption.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Lucy Watson - Jefferies & Co. - Analyst

Okay, great.

Peter McCausland - Airgas - Chairman, President, CEO

Just average over that period of time.

Lucy Watson - Jefferies & Co. - Analyst

Okay, thanks. Then how much capital expenditures are required to get to that earnings level?

Peter McCausland - Airgas - Chairman, President, CEO

We roughly have approximately 5% to 5.5% built into the forecast with respect to capital expenditures. That has a backdrop of approximately 3% to slightly under 3% would be our maintenance CapEx.

Lucy Watson - Jefferies & Co. - Analyst

Okay, then just a quick follow-up. You mentioned that there are a couple of regional regions, I guess, where you haven’t yet seen improvement. Would you mind providing a little bit more color?

Peter McCausland - Airgas - Chairman, President, CEO

Recoveries usually begin in the heartland of the country in the manufacturing districts, which are the upper Midwest. Our Great Lakes region is one I mentioned in my portion of the presentation. The South also, and then the coasts tends to lag, and the West lags a little bit, although we are very strong in Texas right now. I would say that this looks like a normal recovery. All of our regions are doing much better. It’s just the real outperformance is coming in the manufacturing regions, especially Great Lakes. But we expect the recovery will continue the normal path and that the coasts will improve as we move through.

Lucy Watson - Jefferies & Co. - Analyst

Thank you.

Operator

Mike Harrison, First Analysis.

Mike Harrison - First Analysis Securities - Analyst

Hi, good morning. I wanted to ask you about the All-Other segment and the operating income improvement sequentially. You saw about $17 million or so in operating income improvement. Can you quantify or give us any sense of how much of that improvement came from the refrigerants business, which it sounds like was much stronger, what you saw in terms of any change in ammonia costs, and how that impacted your operating income? How much you got from seasonal mix improvement, how much from operating leverage, and any other factors that were in play in that business?

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Peter McCausland - Airgas - Chairman, President, CEO

Well, most of our outperformance this quarter came from our core business. We did very well, though, in the Other Ops section part of our business. Refrigerants was the primary driver there. Actually, year-over-year, ammonia profitability was down somewhat because we had the high prices in the prior year, which was sort of an extraordinary situation.

So — but net-net, I would say most of the improvement came from our core business, which is pretty good when you consider we had to overcome some significant headwinds with variable compensation and stock-based compensation.

So regarding refrigerants, though, there was terrific performance. Mike, do you want to comment on how we are doing overall in refrigerants?

Mike Molinini - Airgas - EVP, COO

I’ve talked with many of you since we acquired the refrigerants businesses that we have used to combine to make Airgas refrigerants. Up until recently, refrigerants was somewhat disappointing because the demand had declined so much in the country during the recession. So I think we have just now begun to see the type of performance that we are expecting from refrigerants going forward. It’s a product — it’s an area where many of the products are now regulated. Production is regulated and it’s reduced, and it’s all going to rely on having the right inventories in the right places and reclamation, and all of the things that we have been investing in for the past several years that is just now starting to bear fruit. So I continue to be very excited about the prospects for our refrigerants business going forward.

Mike Harrison - First Analysis Securities - Analyst

Do you feel like, going forward, Mike, that you can continue to put up this kind of performance in refrigerants, or does it slow down a little bit from these (multiple speakers)?

Mike Molinini - Airgas - EVP, COO

You have to — refrigerants is a very seasonal business. So if I was to look year over year, quarter over quarter, I would say yes. If I look at the sequential quarters, as I move to the end of the summer and the colder months, I would say there’s going to be some seasonal changes. But overall, the prospects for us in refrigerants, with all of the things we have been investing in and positioning ourselves to take advantage of, are excellent.

Mike Harrison - First Analysis Securities - Analyst

The last question I had was on the strategic accounts business. In terms of your expanded efforts there and expanding into some new customer segments, where are you seeing the greatest gains in terms of that expanded effort? Where might you still be a little bit disappointed, or maybe still in the earlier stages of revamping the sales and marketing efforts?

Peter McCausland - Airgas - Chairman, President, CEO

Let me just say I’ll answer it and then I’ll let Mike have a shot at it. I am seeing the greatest gains in productivity, because we have assigned people to each customer segment; they’re very familiar with these customer segments. We’re being very thorough in our approaches to all important customers in those segments.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

We are also seeing a lot of benefit from penetration of existing strategic accounts. That is where we have an account, we’ve had it for three years, but we only had 65% of the locations implemented for a number of reasons. We are pressing hard for full implementation and having good results.

The third area I would say is cross-selling. We want to sell all of our products and services to these companies. There are many of these strategic accounts that only buy one or two products from us. So we are having great success in improving that. Then the signings have been terrific now for three quarters in a row, and I’ll let Mike talk about the organization and what he is seeing.

Mike Molinini - Airgas - EVP, COO

Yes. The first thing to clarify is that there are no new customer segments that we have not been selling into that we started. We are just trying to be much more effective in penetrating the segments that we have always participated in to varying extents.

I think Peter’s comments are right on because what we are trying to do is — the needs of the chemical industry are very different than what the energy sector people want, which are very different than what the large metal fabrication and steel people want. Being able to take our full portfolio of products to each of those segments tailored to really maximize the value we can bring to them has already started to pay tremendous dividends. We’ve got a long runway to drive that yet.

Peter McCausland - Airgas - Chairman, President, CEO

I would also add that we have a little wind at our backs. When you have an economic period like we just went through in this country, customers get very religious about supply-chain management. Airgas has an outstanding value proposition in terms of the breadth of its product and service offering, and the supply-chain services that we can deliver. So, we’ve had a lot of interest from customers as well, and that’s helping.

Mike Harrison - First Analysis Securities - Analyst

All right, thanks very much.

Operator

David Begleiter, Deutsche Bank.

David Begleiter - Deutsche Bank - Analyst

Thank you. Peter, on the June 1 price increase, in terms of the gases, how much of a 6% to 9% are you getting, have you gotten, and where does that stand?

Peter McCausland - Airgas - Chairman, President, CEO

The price increase was — the effective date was June 1. I would say it’s very successful from my vantage point. We will get the full benefit of that price increase in the second quarter. We hadn’t had a price increase for two years, and we held off, even though some of our costs had been increasing, because of the state of the economy. We got to the point where we felt that we were justified, and we executed very well.

Mike, you might want to chime in on the price increase.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Mike Molinini - Airgas - EVP, COO

Yes, when all is said and done, we would expect that we would realize probably at least a 3% yield on the increase.

David Begleiter - Deutsche Bank - Analyst

So Mike, just to be clear, you announced 6% to 9%, you’re expecting of that to get half of that, or a third of that?

Mike Molinini - Airgas - EVP, COO

Yes. Depending — you’re not going to get the price from every one. There’s different contractual terms; there’s all types of dynamics that play into that. But when all is said and done, as we track the results, which we do very closely, we would expect to wind up with at least a 3% yield on our overall gas and rental revenues.

David Begleiter - Deutsche Bank - Analyst

Is that typical of price increases where you don’t realize a full announced level?

Mike Molinini - Airgas - EVP, COO

Absolutely. Absolutely.

David Begleiter - Deutsche Bank - Analyst

One more thing, Peter — versus December’s meeting, what has changed in your expectations of Airgas’ future prospects and earnings power?

Peter McCausland - Airgas - Chairman, President, CEO

Well, we still have all those growth accelerators going. In fact, they are actually doing better than we thought. We emerge from this economy with a lot of strength. We thought we would but even I was surprised.

We have achieved really good margins for being so early in the recovery, and that shows the cost discipline that we’ve had; it reflects good execution on our price increase.

I am very pleased. I couldn’t, back in December, I couldn’t see as clearly the benefits of our reorganization of our national accounts group along customer segment lines, and that is going very, very well.

On the SAP front, we have started our implementation. Knock on wood, it’s going very well. That was three years of very hard work and a lot of planning by a terrific team. We’re looking forward to moving forward with our total implementation plan.

Remember, our guidance for calendar ‘12 has all of the SAP costs and none of the benefits. Hopefully, we are going to be in a position in the not-too-distant future to give some range of benefits and some idea of what SAP is going to look like at Airgas and what impacts it might have. We are working on that now.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

I would say interest rates have been favorable; that helped us $0.01 in the quarter, I think, and better than planned. I just keep coming back to we run this company for the long-term, and we try to do the right things for the long term. Every time we emerge from a recession, we come out stronger, and this time is a fine example of that.

David Begleiter - Deutsche Bank - Analyst

Thank you very much.

Operator

Mike Sison, KeyBanc.

Mike Sison - KeyBanc Capital Markets - Analyst

Great start to the year. Peter, when — you commented to some degree that you felt your $4.20 goal for ‘12 seems conservative. Can you sort of highlight some of the areas where you think the conservatism could lie? Is it maybe what you can do in terms of growth? Does it include full benefits of SAP, or maybe acquisitions? You haven’t really talked about how acquisitions (multiple speakers) help out.

Peter McCausland - Airgas - Chairman, President, CEO

To be clear, I didn’t call it conservative. I said and Bob said that we are on a trajectory that would take us above that. I personally expect that we can beat it. But you — but anyway, yes, I mean, we are assuming a modest — the continuation of a modest economic recovery. A stronger economy would certainly help us.

SAP could help us a little bit. It’s not going to be a major factor in calendar year ‘12 but — and I really can’t answer that now, but there may be some minor benefits from that. I think continued strong execution by our team, strategic accounts, where they are growing quickly again, they have a great history, Strategic Products; they are growing again faster than the overall company. Some of these — we have invested a huge amount of money in the last two or three years in air separation plants, in our three refrigerant acquisitions to make Airgas refrigerants and upgraded fill plants and things like that. I think we are going to see the benefits of those investments. There could be some upside there.

I don’t know, Mike, do you see anything else?

Mike Molinini - Airgas - EVP, COO

Typically, as we go through a recovery and we start to see inflation, which is going to help us with the pricing environment, we have air separation plants that have a lot of unlevered capacity that’s going to benefit us. In the last three years, we’ve dramatically increased our sourcing efforts for our Radnor products, which is going to continue to reduce our cost of securing Radnor product. You can take pretty much any line you want to take. We’ve got several things going on that’s going to help add value.

Peter McCausland - Airgas - Chairman, President, CEO

Right. Mike’s point on inflation, inflation is good for our business because our assets don’t wear out and we are able to get price if that comes. On the other hand, we’ve managed in sort of a deflationary environment fairly well. So any way it comes, we are ready for it. I guess that’s about it.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Mike Sison - KeyBanc Capital Markets - Analyst

When you take a look at your outlook for fiscal ‘11, the $3.15 to $3.30, what are the particular drivers that get you to the upper end versus the lower end of that outlook?

Peter McCausland - Airgas - Chairman, President, CEO

Well, continuation of the economic recovery, we need — we can’t have this stall in a big way. We are not looking for a gangbusters economy, but continuation of this modest improvement that we have seen I think is a big factor. Continued cost discipline. One thing I didn’t mention that is a factor, neither Mike nor I mentioned, was our efficiency programs. We continue to find new ways to take costs out of the system; we have been very successful. We are going to find new ways. We now have a real estate management program that’s yielding terrific results, in terms of rationalizing excess real estate, reducing rentals, reducing taxes, things like that. So outperformance on the cost side could certainly be a factor going forward here.

Bob, what do you see?

Bob McLaughlin - Airgas - SVP Finance, CFO

All of those Peter, and plus, as we talked about the price increase, there could be some upside as it relates to the 3% assumption we put on that as well. So, the leveraging of the expense has been tremendous. We are at a record level on EBITDA margin and almost at a record level of operating margin in our first quarter out, so that bodes well for what we see in the horizon here.

Mike Sison - KeyBanc Capital Markets - Analyst

Great, thank you.

Operator

Kevin McCarthy, Bank of America Merrill Lynch.

Kevin McCarthy - BofA Merrill Lynch - Analyst

Good morning. How are you? If I look back over the past decade, Peter, Airgas’ EPS has usually increased in the fiscal second quarter versus the first. In the worst years, it’s held flat. And so as I look at your guidance of $0.78 to $0.82 here, just down slightly sequentially, I was hoping you could help me understand what might be driving that pattern. For example, on Slide 8, you indicate refrigerants and rental welders could be a $0.05 headwind sequentially. Is that a greater-than-normal seasonal headwind that you would anticipate?

Peter McCausland - Airgas - Chairman, President, CEO

Well, we are going to have more seasonality in the refrigerants business now, now that we have a really good refrigerants business. Our second quarter in refrigerants will be good, but we don’t expect it to be as good as the first quarter because of seasonality. So, that’s certainly one factor in that. I would say — what other —

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Mike Molinini - Airgas - EVP, COO

The other rental welder side, there’s also some additional challenges with the European business that we have that is further behind from an economic standpoint than the US. So that’s creating a little bit more of an anomaly and a headwind this time around.

Peter mentioned the seasonality. We did have a very strong performance in Q1 with respect to refrigerants. So those two factors.

Peter McCausland - Airgas - Chairman, President, CEO

The Red-D-Arc business is mostly a North American business, and it’s mostly driven by energy business and non-res construction, and the non-res construction has been pretty bad. But I’m happy to report that Red-D-Arc and our construction group are reporting somewhat of a comeback this fall in the non-res construction outages and some major projects. So that’s been hurting us, but most of that is going to impact the third quarter, Kevin, and just toward the end of the second quarter.

Kevin McCarthy - BofA Merrill Lynch - Analyst

Okay, I appreciate the color there. It just struck me as perhaps a little bit conservative, given your outlook for high single-digit same-store sales growth in 2Q.

A second question, if I may? If I look at Slide 4, you indicate that the daily sales rate increased 5% sequentially for the quarter. Would you elaborate on how that DSR metric would’ve fluctuated as the quarter progressed from April through June?

Peter McCausland - Airgas - Chairman, President, CEO

I think June was high (multiple speakers)

Bob McLaughlin - Airgas - SVP Finance, CFO

Well, it clearly improved in June, and that was benefited from the price increase that was initiated in June. So it’s progressed fairly steadily as we moved through the quarter.

Kevin McCarthy - BofA Merrill Lynch - Analyst

What would you — what are you seeing in early July relative to the June level?

Peter McCausland - Airgas - Chairman, President, CEO

As I mentioned, we see a continuation. There is a little slowdown because we started the month with the July 4 holiday, but everything that we can see is that June — that July is continuing at June levels, with the exception of that seasonality or holiday thing.

Kevin McCarthy - BofA Merrill Lynch - Analyst

Great, thank you very much.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Operator

Tom Hayes, Piper Jaffray.

Tom Hayes - Piper Jaffray - Analyst

Great, good morning. I was just wondering if you could just remind us of the operating margin assumptions associated with the calendar year $4.20 target.

Peter McCausland - Airgas - Chairman, President, CEO

Okay. Same-store sales I think are 7%. Margin — EBITDA margin, 18% to 18.5%. We are already within that range. I mean, this quarter was in that range, and continuation of our efficiency programs —

Mike Molinini - Airgas - EVP, COO

Same-store sales around 7% average over that period.

Peter McCausland - Airgas - Chairman, President, CEO

Previously announced efficiency programs.

Tom Hayes - Piper Jaffray - Analyst

Then just a follow-up to Mike — and if you mentioned it, I apologize. What were the results for Radnor for the quarter, both on a sequential and year-over-year basis?

Mike Molinini - Airgas - EVP, COO

It was 15% year-over-year.

Tom Hayes - Piper Jaffray - Analyst

Thank you guys.

Operator

Mark Gulley, Soleil Securities.

Mark Gulley - Soleil Securities - Analyst

Good morning. The first question regards CapEx. With sales growth increasing, I’m a little surprised to see CapEx still down. Maybe Bob, although you have talked about your guidance for the year, when would CapEx-to-sales have to accelerate to accommodate the better sales growth?

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Bob McLaughlin - Airgas - SVP Finance, CFO

We think we are comfortable with that. Relative to the same-store sales growth of 7% that we projected on the horizon, the 5.5% that I mentioned we are comfortable with. A lot of the years that we’ve exceeded that significantly were related to doing business combination consolidations, building ASUs, building a CO2 plan, etc. So relative to what we have factored into our projections, we’re very comfortable with that mid 5% relative to as a percent of sales.

Mark Gulley - Soleil Securities - Analyst

Okay. Secondly, talking about acquisitions, clearly a big engine for growth historically. The pace of acquisitions has clearly slowed for some time now. Is that because sellers don’t want to sell off of soft LTM numbers? Is it because they are concerned about this takeover bid? Can you give us a flavor, Peter, for what’s holding back the pace of acquisitions?

Peter McCausland - Airgas - Chairman, President, CEO

I’m sure that the takeover bid is clouding the picture for some sellers, but we are still the acquirer of choice in this industry. Most people who have good companies would like to see them in good hands, and we have been the market leader here. So, I continue to believe that the major factor in the slowness in acquisitions is sellers unwilling to sell a company right near the trough of the recession or only four months into a recovery. It’s a stupid thing to do, and they have the cash flow and don’t need to do it. So they wait for a year into the recovery, or 1.5 years, and that’s when they sell. We have some increased activity going on now. It’s not gangbusters but it’s an uptick in activity. Maybe we are starting to see a little bit of that yet. But it’s certainly not robust. I would not expect it to be until these companies could put up some higher numbers.

Mark Gulley - Soleil Securities - Analyst

Then finally, you’re on the front lines of selling a lot of stuff to industrial customers. The media is full of concerns about a double dip. What is your observation? Are those concerns overblown or what?

Peter McCausland - Airgas - Chairman, President, CEO

Well, I’m not an economist like some people I’ve heard about, but I run a company that is a good mirror on the overall economy. We have an extremely diverse customer base, and we are seeing broad strength across all customer segments. Even non-res construction, which was really, really down, we are seeing a comeback late summer/fall. I am not suggesting it’s gangbusters, but it’s a heck of a lot better than it was. So, we are seeing this strength across all customer segments, and we see business spending money, investing capital, making CapEx. That’s helpful to us, and we are taking advantage of it.

Mark Gulley - Soleil Securities - Analyst

So it sounds like you think those concerns are overblown.

Peter McCausland - Airgas - Chairman, President, CEO

Well, residential housing, restaurants, Hermes scarves, those things don’t really do a lot for our business. We are a business-to-business company, and American businesses seem to be pretty healthy; they have a lot of cash. Our Accounts Receivable is healthy, and we are actually seeing some of phenomenon called onshoring, where American businesses are bringing back factories to the United States that were overseas. We are seeing new facilities being built in the United States. We find that pretty encouraging.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Mark Gulley - Soleil Securities - Analyst

Thanks Peter.

Operator

David Manthey, Robert W. Baird.

David Manthey - Robert W. Baird & Co. - Analyst

Good morning. Peter, I was wondering if you could talk about two end markets, specifically construction and maintenance. I know, on the construction side, you’re more technical rather than office and retail specifically. But — and I also know that, a while back, you were optimistic about the hospital buildout, for example. I was wondering if you could give us an update there. On the maintenance side, if you are seeing any pent-up demand being released from turnaround or maintenance projects that were delayed or deferred previously.

Peter McCausland - Airgas - Chairman, President, CEO

Well, we are seeing a lot of the latter; there’s no question about it. The Company has waited a long time, and now a lot of these outages — outage projects are being scheduled for late summer and fall, so we expect a very strong outage season.

In terms of non-res construction, a lot of it is that. But there are other projects like there’s just been four natural gas pipelines announced, and we are pleased to be serving the contractors on those jobs and other kinds of coal power plants and other things that were delayed during the recession. The normal maintenance customers, that business stayed pretty steady throughout the recession to — distinguishing that from the outage work.

Mike, do you have any color on construction?

Mike Molinini - Airgas - EVP, COO

No, I think you’ve portrayed it well. The big upside as we see it coming is in turnarounds, rebuilds, things like that. There are some big new projects that are individual that will be exciting for us.

On the medical arena, I think we continue to pursue that offering. We are doing more and more in offering of certification services to support the medical customer. It’s not that big, but it’s of high value to the customers.

Peter McCausland - Airgas - Chairman, President, CEO

I didn’t answer your question about the hospital buildout. That’s certainly been delayed because hospital financing has been suffering. But we expect that to happen; it’s just a matter of time. We do see a buildout of a lot of small clinics near where people live, and that generates some good business for us and new good permanent customers.

David Manthey - Robert W. Baird & Co. - Analyst

Then just quickly on the refrigerants again, Mike, are you seeing shortages — did you say that’s an R22, and are you seeing higher prices as well as better unit volumes there?

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Mike Molinini - Airgas - EVP, COO

In the — the 22 was not one of the products that was in major short supply. There were some of the smaller volume more of the end niche products that — and for those that were tight, there was definitely price expansion — margin expansion. 22 — 22, although it was not in short supply, everything we see will lead us. As we’ve said for several years, it’s time has come.

David Manthey - Robert W. Baird & Co. - Analyst

Thank you.

Operator

Edward Yang, Oppenheimer.

Edward Yang - Oppenheimer & Co. - Analyst

Thanks for taking my question. On refrigerants again, could you quantify the dollar boost in the first quarter, and also just re-confirm that the performance in refrigerants in the first quarter, that was all recurring and sustainable? I understand in the sequential — for the second quarter, you expect some downwards move, but presumably, a year from now, that business would still be up year-over-year?

Peter McCausland - Airgas - Chairman, President, CEO

Well, we hope it’s going to be up year-over-year. We think that a lot came together for us in the first quarter, and we were certainly helped by the shortages of some of the products that Mike mentioned. The dollar impact on refrigerants — are you asking this year compared to last year?

Edward Yang - Oppenheimer & Co. - Analyst

Yes, well, dollar contribution as a total in the first quarter and maybe up sequentially?

Peter McCausland - Airgas - Chairman, President, CEO

Bob, do you have that?

Bob McLaughlin - Airgas - SVP Finance, CFO

Well, year-over-year, there was probably a $5 million benefit on the operating income line. But as you may recall if you were following us, we had a very strong ammonia in the first quarter of last year. So on balance, as we look at this All-Other operations segment, one thing I would point out is operating income is up 25% year-over-year from $18 million to $23 million. Our distribution, which is 90% of the business, was up 19%. So it’s really not that much out of proportion.

Where we had a much stronger refrigerant performance this year than last year, we had a weaker ammonia performance. As we said, these businesses tend to be more cyclical than our mainline core distribution business, and we are going to have some ups and downs. But we are pretty pleased with — the refrigerants also grew as a result of our regional companies embracing it and starting to cross-sell. So we did think there is strong momentum in the business that should be there next year.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Edward Yang - Oppenheimer & Co. - Analyst

Bob, just on your same-store sales guidance, looking for high single digits there, if I back into a sequential revenue growth, that would sort of imply, again, second-quarter revenue flat, maybe, from the first quarter? Normally, it is usually up pretty significantly. Is that fair to say?

Bob McLaughlin - Airgas - SVP Finance, CFO

I think your math gets you to the right neighborhood in terms of what we’ve thrown out there in terms of the mid to the lower end of that guidance. The upside would be an improvement.

Edward Yang - Oppenheimer & Co. - Analyst

Okay. Lastly, has the hot weather affected your dry ice demand at all? For example, in New York, the utility here was distributing some dry ice to customers because of power outages and so on.

Peter McCausland - Airgas - Chairman, President, CEO

This is our season for dry ice, and our dry ice business is performing well. We do very well in hurricanes too, but I don’t think we need any hurricanes, given what’s going on in the Gulf. But it’s had some impact, but it hasn’t been extraordinary by any means.

Edward Yang - Oppenheimer & Co. - Analyst

Thank you very much.

Operator

Holden Lewis, BB&T.

Holden Lewis - BB&T Capital Markets - Analyst

Thank you. Good morning. The first thing — I guess, again, onto your $4.20 I guess you’ve answered most of this. But I think, in the past, you were talking about M&A being a part of sort of the topline expectation and helping to drive at $4.20. Are we at the point now where that $4.20 becomes possible just on base operations without any contribution from M&A, so that becomes sort of gravy, or are we still assuming some level of M&A in that $4.20 number?

Peter McCausland - Airgas - Chairman, President, CEO

It did have — the $4.20 did have $150 million a year in acquired sales. Given our trajectory right now if this continues, we could make that without those acquisitions, or most of those acquisitions. They could be gravy on top of it. So we are pretty excited to be doing this well so early in the recovery must have been able to execute on a good price increase and to be able to generate high margins early on. I think it bodes well. We have a great track record of meeting our midterm financial goals.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Holden Lewis - BB&T Capital Markets - Analyst

Okay. Then sort of I guess also in terms of getting to those types of numbers, in Q1, you put up sort of an incremental margin in the neighborhood of 30%. That’s a number that I really don’t think you’ve matched or really come close to matching in pass periods or any period of time. Is that — are you able to achieve that number largely because there’s not a lot of M&A in the model right now, or do you feel that the model is different in such a way that those incremental margins this time around will be greater than they were in the past? What were those pieces?

Peter McCausland - Airgas - Chairman, President, CEO

Well, you make a very good point. You get much more follow-through when you don’t have the background noise of M&A, and same-store sales versus acquired sales generate much higher profits. But our first-quarter results are a function of a lot of things coming together at one time. The economic recovery certainly gained a bunch of momentum in the quarter. Our efficiency programs continue to do well — the solid execution on the price increase, good demand across all customer segments and all geographies. I think that the capital investments that we made over the last few years have been a major factor in helping us deliver this quarter and will help us in the quarters ahead. So we emerge stronger, as we said we would.

Holden Lewis - BB&T Capital Markets - Analyst

Then just lastly, can you comment on what the impact of the BP oil spill has been? I know, particularly in safety, there’s been a fair amount going down there. Is that something you’ve benefited from to any material degree, and is it going to last?

Peter McCausland - Airgas - Chairman, President, CEO

Mike?

Mike Molinini - Airgas - EVP, COO

Well, we have definitely increased our safety sales to people that are in the cleanup effort. The offset of that is, although I can’t quantify it, I’m sure it’s affected some of our core business customers that serve that either directly or indirectly. So net-net, is it a plus, a minus or a draw? I don’t think I really know that yet.

Peter McCausland - Airgas - Chairman, President, CEO

The president of our Southwest region thinks it’s a minus because the business that he lost was because of the drilling moratorium and the fishing industry and things like that. The business that we gain was safety business, which is lower margin. But it’s impossible for us to quantify whatever gain or loss it might be.

Holden Lewis - BB&T Capital Markets - Analyst

Thanks guys.

Peter McCausland - Airgas - Chairman, President, CEO

Sure.

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F I N A L   T R A N S C R I P T

Jul. 21. 2010 / 2:00PM, ARG - Q1 2011 Airgas Earnings Conference Call

Operator

Mr. Worley, I’d like to turn the conference back over to you for any additional or closing remarks

Jay Worley - Airgas - VP IR & Communications

Again, we thank you all for joining us today. I know, due to time constraints, we were unable to take all of the questions on the call, but I will be available all day for follow-ups. Thank you and have a nice day.

Operator

Again, that does conclude our conference. Thank you all for your participation.

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